                                 Schedule 14a
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the registrant                     [X]
Filed by a party other than the registrant  [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material under Rule 14a-12


                             AIRSPAN NETWORKS INC.
               (Name of Registrant as specified in its Charter)


                             AIRSPAN NETWORKS INC.
                  (Name of Person(s) Filing Proxy Statement)


Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:
                                                                    ------------

(2)  Aggregate number of securities to which transaction applies:
                                                                 ---------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:
                                                     ---------------------------

(5)  Total fee paid:
                    ------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:
                            ----------------------------------------------------

(2)  Form, Schedule or Registration Statement No.:
                                                  ------------------------------

(3)  Filing Party:
                  --------------------------------------------------------------

(4)  Date Filed:
                ----------------------------------------------------------------

                                 [AIRSPAN LOGO]

                                                                  April 13, 2001

Dear Shareholder:

  You are cordially invited to attend the annual meeting of shareholders of Airspan Networks Inc. that will be held at our headquarters, 13450 West Sunrise Boulevard, Suite 430, Sunrise, FL 33323, on May 15, 2001, at 1:00 p.m. I look forward to greeting as many of our shareholders as possible.

  Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

  Whether or not you attend the annual meeting it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date, and promptly return the enclosed proxy in the enclosed postage-paid envelope. If you decide to attend the annual meeting, you will of course be able to vote in person, even if you have previously submitted your proxy.

  On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company.

                                          Sincerely,

                                          /s/ Eric Stonestrom

                                          Eric Stonestrom
                                          President and Chief Executive
                                           Officer

                             AIRSPAN NETWORKS INC.

                               ----------------

                            NOTICE OF ANNUAL MEETING
                           to be held on May 15, 2001

                               ----------------

To the Shareholders:

  The annual meeting of the shareholders of Airspan Networks Inc. will be held at the Airspan Networks Inc. headquarters, 13450 West Sunrise Boulevard, Suite 430, Sunrise, FL 33323, on May 15, 2001, at 1:00 p.m. for the following purposes:

  1. To elect directors.

  2. To approve an amendment to the 1998 Stock Option Plan.

  3. To transact such other business as may properly come before the meeting.

  Only shareholders of record at the close of business on March 23, 2001, are entitled to notice of, and to vote at, this meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ C. Kent Carlson

                                          C. Kent Carlson
                                          Secretary


                                   IMPORTANT

 Whether or not you expect to attend in person, we urge you to sign, date, and return the enclosed Proxy at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly signing, dating, and returning the Proxy will save the Company the expenses and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Sending in your Proxy will not prevent you from voting your stock at the meeting if you desire to do so, as your Proxy is revocable at your option.

                             AIRSPAN NETWORKS INC.
                       13450 West Sunrise Blvd. Suite 430
                             Sunrise, Florida 33323

                               ----------------

                       PROXY STATEMENT FOR ANNUAL MEETING
                                OF SHAREHOLDERS

                            To Be Held May 15, 2001

                               ----------------

                        GENERAL INFORMATION ABOUT VOTING

Who can vote?

  You can vote your shares of common stock if our records show that you owned the shares on March 23, 2001. A total of 34,775,696 shares of common stock can vote at the annual meeting. You get one vote for each share of common stock. The enclosed proxy card shows the number of shares you can vote.

How do I vote by proxy?

  Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting. Sign and date the proxy card and mail it back to us in the enclosed envelope. The proxyholders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxyholders will vote for you on that proposal. Unless you instruct otherwise, the proxyholders will vote for each of the seven director nominees and for each of the other proposals to be considered at the meeting.

When was this proxy statement sent to shareholders?

  This proxy statement was first mailed on April 19, 2001 to our shareholders of record as of March 23, 2001, the record date for voting at the annual meeting.

What if other matters come up at the annual meeting?

  The matters described in this proxy statement are the only matters we know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxyholders will vote your shares as they see fit.

Can I change my vote after I return my proxy card?

  Yes. At any time before the vote on a proposal, you can change your vote either by giving our secretary a written notice revoking your proxy card or by signing, dating, and returning to us a new proxy card. We will honor the proxy card with the latest date.

Can I vote in person at the annual meeting rather than by completing the proxy card?

  Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person.

What do I do if my shares are held in "street name"?

  If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares.

How are votes counted?

  We will hold the annual meeting if holders of a majority of the shares of common stock entitled to vote either sign and return their proxy cards or attend the meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card.

  If your shares are held in the name of a nominee, and you do not tell the nominee by May 8, 2001 how to vote your shares (so-called "broker nonvotes"), the nominee can vote them as it sees fit only on matters that are determined to be routine, and not on any other proposal. Broker nonvotes will be counted as present to determine if a quorum exists but will not be counted as present and entitled to vote on any nonroutine proposal.

Who pays for this proxy solicitation?

  We do. In addition to sending you these materials, we may engage a proxy solicitation firm to contact you directly by telephone, mail or in person. We will bear such costs, if any, which are not expected to exceed $5,000.

                             ELECTION OF DIRECTORS
                                 (Proposal #1)

  Our Board of Directors currently consists of seven members. Seven directors are to be elected at the annual meeting to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. It is intended that the accompanying proxy will be voted in favor of the following persons to serve as directors unless the shareholder indicates to the contrary on the proxy. Under Washington law and our Articles of Incorporation, the election of our Directors requires a plurality of the votes cast in person or by proxy at the meeting. Management expects that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated by the Board of Directors to fill any such vacancy.

Nominees

  Matthew J. Desch became chairman of the board of directors on July 1, 2000. From 1996 to May 1, 2000, he served as executive vice president of Nortel Networks, a provider of high speed wireless voice, data, Internet and video services, and president of Nortel's Wireless Networks division, responsible for Nortel's global wireless infrastructure business. Mr. Desch joined Nortel Networks in 1987 and served in a variety of management positions. Mr. Desch has a B.S. from Ohio State University, and an M.B.A. from the University of Chicago.

  Eric D. Stonestrom joined Airspan at its inception in January 1998 as executive vice president and chief operating officer. In May 1998, he was named president and chief executive officer as well as a member of the board of directors. From 1995 to 1998, Mr. Stonestrom joined DSC Communications Corporation as the vice president of Network Management. From 1984 to 1995, Mr. Stonestrom worked at Bell Laboratories and AT&T in a variety of positions. He received B.S., M.S. and M. Eng. degrees in 1982, 1983 and 1984, respectively, from the College of Engineering at the University of California at Berkeley.

  H. Berry Cash has served as a director of Airspan since January 1998. He has been a general partner with InterWest Partners, a venture capital fund focusing on technology and healthcare, since 1985. Mr. Cash currently serves as a member of the board of directors of the following public companies: Panja Corporation, CIENA Corporation, i2 Technologies, Inc. and Liberte, Inc. He is also an advisor to Austin Ventures. Mr. Cash received a B.S. in Electrical Engineering from Texas A&M University and a M.B.A. from Western Michigan University.

  Thomas S. Huseby served as the chairman of the board of directors of Airspan from January 1998 until July 1, 2000. Mr. Huseby currently serves as a director of Airspan. Since August 1997, Mr. Huseby has served as managing partner of SeaPoint Ventures, a venture capital fund focused on communications and Internet infrastructure. Prior to SeaPoint Ventures, from 1994 to 1997, Mr. Huseby was the chairman and chief executive officer of Metawave Communications, a manufacturer of cellular infrastructure equipment. Previously he was president and chief executive officer of Innova Corporation, a manufacturer of millimeter wave radios. Mr. Huseby holds a B.A. in Economics from Columbia College, a B.S.I.E. from the Columbia School of Engineering and a M.B.A. from Stanford University.

  Ovid Santoro joined the board of directors of Airspan in November 1998. He currently serves as the chief executive officer of SurfCast, Inc., a software development company. From March 1998 until December 1999, Mr. Santoro was the founder, managing director and global head of venture capital at Deutsche Bank AG as well as the deputy chairman of Deutsche Bank AG's private equity commitment committee. Prior to joining Deutsche Bank AG, from May 1993 to March 1998, Mr. Santoro was a strategic consultant to various technology companies. Mr. Santoro holds a B.A. from Columbia University.

  David A. Twyver joined the board of directors of Airspan in May 1999. Mr. Twyver is currently president and chief executive officer of Ensemble Communications Inc., a supplier of LMDS wireless equipment. From 1996 to 1997, he served as chief executive officer of Teledesic Corporation, a satellite telecommunications company. From 1974 to 1996, he served in several management positions at Nortel, a leading global supplier of data and telephone network solutions and services, most recently as president of Nortel Wireless Networks from 1993 to 1996. Mr. Twyver is a director of Metawave Communications Corporation. He received his B.S. in Mathematics and Physics from Royal Roads Military College and University of Saskatchewan.

  Guillermo Heredia joined the board of directors of Airspan in January 2001. Since 1999, Mr. Heredia has served as the managing partner of Consultores en Inversiones Aeronauticas, a provider of consulting services to airline operators and investors. Mr. Heredia has served in the senior management of three major Mexican corporations: as president and chief operating officer of Aeromexico from 1989 to 1992 and Grupo Iusacell, Mexico's number two wireless carrier, from 1992 to 1994, and as president and chief executive officer of Previnter, a joint venture of AIG, Bank Boston and Bank of Nova Scotia from 1994 to 1997. Mr. Heredia currently serves as a member of the board of directors for Nostrad Telecommunications, Inc., a media and telecommunications company that is involved in developing, acquiring and managing media and telecommunication networks in emerging markets. Mr. Heredia holds a degree in Mechanical Engineering from the Universidad de las Americas, and in Business Administration Universidad Iberoamericana.

Information Regarding the Board and its Committees

  Our bylaws provide for a board of directors consisting of between five and eight members. All directors hold office until the next annual meeting of our shareholders and until their successors have been elected and qualified. Our officers are appointed annually and serve at the discretion of the board of directors.

  We have an Audit Committee and a Compensation Committee. Our audit committee consists of Messrs. Twyver, Santoro and Cash and reviews the results and scope of the audits and other services provided by our independent accountants. All of the members of the audit committee are independent directors.

  Our compensation committee consists of Messrs. Huseby, Cash and Desch and reviews and approves the compensation and benefits for our executive officers, administers our stock purchase and stock option plans and make recommendations to the board of directors regarding such matters.

  The Audit Committee met once during 2000. The Compensation Committee met once during 2000. The entire Board of Directors met in person two times and via teleconference four times during 2000. All directors attended 75% or more of the aggregate number of Board meetings and meetings of the committees on which they served.

  No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Information Regarding Beneficial Ownership of Principal Shareholders, Directors, and Management

  The following table sets forth information regarding the beneficial ownership of the Company's common shares by the nominees for directors, the Company's Chief Executive Officer and the four other highest paid executive officers (the "Named Executive Officers"), and the directors and executive officers as a group.

                                                   Number of Shares    Percent
        Beneficial Owner                         Beneficially Owned(1) of Class
        ----------------                         --------------------- --------
Oak Investment Partners(2).....................        3,699,468         10.6%
Sevin Rosen Funds(3)...........................        2,980,413          8.6
InterWest Partners(4)..........................        2,892,394          8.3
Venrock Associates(5)..........................        2,169,142          6.2
Meritech Capital Partners L.P.(6)..............        1,863,061          5.4
Eric D. Stonestrom(7)(8).......................          526,589          1.5
Matthew Desch(7)(17)...........................          288,000           *
Peter Aronstam(7)..............................                0           *
Ian Cooper(9)(10)..............................           69,201           *
Jonathan Paget(9)(11)..........................           17,667           *
Guillermo Heredia(12)..........................                0           *
H. Berry Cash(13)..............................        2,990,580           *
Thomas S. Huseby(14)...........................          641,813           *
Ovid Santoro(15)...............................           22,500           *
David A. Twyver(16)............................           33,750           *
Henrik Smith-Petersen(9)(18)...................           63,958           *
Joseph Caffarelli..............................           10,000           *
Nigel Terry....................................           25,000           *
All directors and executive officers as a group
 (10 persons)..................................        4,654,058         13.2

--------
  *   Less than one percent

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Applicable percentage ownership is based on 34,775,696 shares of common stock outstanding as of March 23, 2001, together with options for that shareholder that are currently exercisable or exercisable within 60 days of March 23, 2001. In computing the number and percentage of shares beneficially owned by a person, shares of common stock subject to options currently exercisable, or exercisable within 60 days of March 23, 2001 are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.

 (2) The address of Oak Investment Partners is 525 University Avenue, Suite 1300, Palo Alto, CA 94301. Includes purchases made by Oak Investment Partners VII, L.P. and Oak VII Affiliates Fund, L.P., each of which is an affiliate of Oak IW Partners.

 (3) The address of Sevin Rosen Funds is 13455 Noel Road, Suite 1670, Dallas, Texas 75240. Includes purchases made by Sevin Rosen Bayless Management Company, Sevin Rosen Fund VL.P., Sevin Rosen Fund VIL.P., Sevin Rosen V Affiliates Fund L.P., and Sevin Rosen VI Affiliates Fund L.P. each of which is an affiliate of Sevin Rosen Funds.

 (4) The address of InterWest Partners is 3000 Sand Hill Road #3-255, Menlo Park, CA 94025. Includes purchases made by InterWest Investors VI, L.P. and InterWest Partners VI, L.P., each of which is an affiliate of InterWest Partners.

 (5) The address of Venrock Associates is 30 Rockefeller Plaza, Room 5508, New York, New York 10112.

 (6) The address of Meritech Capital is 428 University Avenue, Palo Alto, CA 94301.

 (7) The addresses of Messrs. Desch, Stonestrom, and Aronstam is 13450 West Sunrise Boulevard, Suite 430, Sunrise, FL 33323.

 (8) Includes 26,389 shares of common stock issuable on exercise of presently exercisable stock options.

 (9) The addresses of Messrs. Cooper, Paget and Smith-Petersen is Cambridge House, Oxford Road, Uxbridge, Middlesex UB8 1UN, England.

(10) Includes 47,534 shares of common stock issuable on exercise of presently exercisable stock options.

(11) Includes 7,667 shares of common stock issuable on exercise of presently exercisable stock options.

(12)  The address of Mr. Heredia is Newton #54-4, Polanco, D.F, Mexico 11560.

(13) The address of Mr. Cash is 3000 Sand Hill Road #3-255, Menlo Park, CA 94025. Mr. Cash is a general partner of InterWest Partners. The shares listed represents (i) 2,892,394 shares held by investment entities of InterWest Partners and (ii) 7,500 shares of common stock issuable on exercise of presently exercisable stock options. Mr. Cash disclaims beneficial ownership of the shares held by InterWest partners except for his pecuniary interest therein.

(14) The address of Mr. Huseby is 777 108th Avenue N.E., Suite 1895, Bellevue, WA 98004. Includes 7,500 shares of common stock issuable on exercise of presently exercisable stock options

(15) The address of Mr. Santoro is 9 Back Hill, London, EC1R-5EN United Kingdom. Includes 7,500 shares of common stock issuable on exercise of presently exercisable stock options

(16) The address of Mr. Twyver is P.O. Box 2447, Friday Harbor, WA 98250. Includes 7,500 shares of common stock issuable on exercise of presently exercisable stock options

(17) Includes 250,000 shares of common stock issuable on exercise of presently exercisable stock options

(18) Includes 53,958 shares of common stock issuable on exercise of presently exercisable stock options.

Board Compensation

  Each of our non-employee directors receives $3,000 per meeting of the board of directors attended, together with reimbursement of travel expenses. We have also entered into an employment agreement with Matthew J. Desch and Eric Stonestrom. See " --Employment Agreements". Otherwise, except for reimbursement for reasonable travel expenses relating to attendance at board meetings and the grant of stock options, directors are not compensated for their services as directors. In 2000 we granted 20,000 options to each of our non-employee board members (Messrs. Twyver, Cash, Huseby, Santoro and Bandel Carano (who resigned from the board of directors February 7, 2001)). Directors who are also our employees are eligible to participate in our 1998 Stock Option and Restricted Stock Plan and our 2000 Employee Stock Purchase Plan.

Executive Compensation

  The following table sets forth the compensation of our chief executive officer and our four other most highly compensated executive officers who were serving at December 31, 2000 and one executive officer who left during 2000 (collectively, the "named executive officers") for fiscal 1998 and the years ended December 31, 1999 and 2000. See "Employment Agreements."

                         Annual Compensation(1)            Securities
Name and Principal       ------------------------------    Underlying    All Other
Position                 Year     Salary($)    Bonus($)     Options   Compensation($)
------------------       ----     ---------    --------    ---------- ---------------
Eric D. Stonestrom...... 2000     $250,000     $ 8,000      100,000   (Pounds)50,000(2)
 president and chief     1999      218,000      50,000       66,667   $       50,000(2)
 executive officer       1998      200,000           0      500,000           25,000(2)

Matthew Desch........... 2000     $137,500(3)  $ 8,000      900,000   $       52,530(4)
 chairman of the Board
 of Directors

Ian Cooper.............. 2000     $164,004     $ 8,000       48,333
 vice president,         1999      164,448       1,391       25,000
 engineering             1998      134,722                   66,667

Jonathan Paget.......... 2000(6)  $191,397     $ 8,000      227,333
 executive vice          1999      145,566           0      122,667
 president and
 chief operating officer

Henrik Smith-Petersen... 2000     $171,195     $43,391(9)    73,333
 president, Asia Pacific 1999      149,053      23,247        6,667
                         1998      115,843      13,143       50,000

Nigel Terry............. 2000(10) $ 91,960     $33,245            0   $       54,796(11)
 former vice president,  1999      195,705      38,931        6,667            4,025(12)
 sales                   1998       25,029           0       60,000           20,491(12)

Joseph J. Caffarelli.... 2000(5)  $239,583           0       77,344   $       49,500(7)
 former chief financial  1999(6)   149,999           0      122,667           86,009(8)
 officer

--------
 (1) Salary amounts for Messrs. Cooper, Paget , Henrik Smith-Petersen and Terry reflect a conversion rate from U.K. pounds to U.S. dollars of (Pounds)1:$1.6549 in 1998, and (Pounds)1:$1.6174 in 1999, and
      (Pounds)1:$1.5244 in 2000 as applicable.

 (2) Mr. Stonestrom's other compensation consisted of tax equalization payments made to Mr. Stonestrom.

 (3) Mr. Desch became the Airspan's Chairman on July 1, 2000. The salary figure above is one half of Mr. Desch's $275,000 annual salary for 2000.

 (4) Mr. Desch's other compensation consisted of reimbursement of certain relocation expenses.

 (5)  Mr. Caffarelli resigned, effective December 11, 2000.

 (6) Both Messrs. Caffarelli and Paget joined Airspan on April 1, 1999. Mr. Caffarelli's annualized salary for 1999 was $200,000 and Mr. Paget's annualized salary for 1999 was $194,088. Mr. Caffarelli's annualized salary for 2000 was $250,000.

 (7) Mr. Caffarelli's other compensation consisted of payments to Mr. Caffarelli for reimbursement of certain relocation expenses, tax equalization payments and sign on bonus.

 (8) Mr. Caffarelli's other compensation in 2000 consisted of payments to Mr. Caffarelli for reimbursement of certain relocation and rent expenses, tax equalization payments and in connection with his resignation in 2000.

 (9) Henrik Smith-Petersen's bonus payments related to commission earned on sales revenue.

(10) During June 2000, Mr. Terry's employment with Airspan ended. His salary has therefore been prorated for six months.

(11) Mr. Terry's other compensation in 2000 consisted of payments to Mr. Terry in connection with his termination in 2000.

(12) Mr. Terry's other compensation in 1999 and 1998 consisted of payments to Mr. Terry for reimbursement of certain relocation expenses.

 Option Grants During 2000 Fiscal Year

  The following table provides information regarding stock options granted during the year ended December 31, 2000 to the named executive officers. We have not granted any stock appreciation rights.

                                                                       Potential Realizable
                                      % of Total                         Value At Assumed
                                       Options                        Annual Rates Of Stock
                         Number of    Granted to Exercise                  Appreciation
                         Securities   Employees   or Base              For Option Term (1)
                         Underlying   in Fiscal    Price   Expiration ----------------------
Name                     Options(#)    Year(%)   ($/share)    Date        5%         10%
----                     ----------   ---------- --------- ---------- ---------- -----------
Eric D. Stonestrom......  100,000(2)      5.3%    $ 6.00    02/11/10  $  377,337 $   956,245

Matthew Desch...........  600,000(3)     31.7     $15.00   10/07/010  $5,660,052 $14,343,682
                          200,000(3)     10.6     $ 6.00    02/11/10     754,673   1,912,490
                          100,000(2)      5.3     $ 6.00    02/11/10     377,337     956,245

Ian Cooper..............   10,000(4)      0.5     $ 9.60    10/03/10  $   47,167 $   119,531
                           38,333(4)      2.0     $ 7.50    09/06/10     231,431     586,492

Jonathan Paget..........  127,333(4)      6.7     $ 9.60    19/06/10  $  768,759 $ 1,948,185
                          100,000(2)      5.3     $ 6.00    02/11/10     377,337     956,245

Henrik Smith-Petersen...   36,666(4)      1.9     $ 9.60    21/06/10  $  221,367 $   560,987
                           36,667(4)      1.9     $ 7.50    10/03/10     172,946     438,279

Joseph J. Caffarelli....   16,667(4)      0.9     $ 7,50    10/03/10  $   78,612 $   199,217
                           60,667(4)      3.2     $ 9.60    19/06/10     366,270     928,200

--------
(1) Calculated on the basis of $3.50 per share, the closing price of our common stock on the Nasdaq National Market on December 29, 2000, less the exercise price payable for such shares, multiplied by the number of shares underlying the option.

(2) The vesting period for these shares is evenly over seven years, provided, however, all of such options vest if certain fiscal year 2001 revenue milestones are achieved.

(3)  The vesting period for these shares is 1/24th per month.

(4) The vesting period for these options is over 4 years with 25% vesting after one year and then 1/48th of the total per month thereafter.

 Aggregated Option Exercises During 2000 Fiscal Year and Fiscal Year-End Option Values

  The following table provides information as to the number and value of all outstanding options exercised during fiscal year 2000 to the named executive officers. We have not granted any stock appreciation rights.

                                                     Number of Securities             Value of Unexercised
                                                    Underlying Unexercised           In-the-Money Options at
                           Shares                Options at Fiscal Year-End(#)        Fiscal Year-End($)(1)
                         Acquired on    Value    --------------------------------   -------------------------
Name                     Exercise(#) Realized($)  Exercisable      Unexercisable    Exercisable Unexercisable
----                     ----------- ----------- --------------   ---------------   ----------- -------------
Eric D. Stonestrom......       0           0               19,445           147,222       --           --
Matthew Desch...........       0           0              125,000           775,000       --           --
Joseph J. Caffarelli....       0           0               50,069                 0  $141,011          --
Ian Cooper..............       0           0               35,070            88,263    88,889     $ 71,110
Jonathan Paget..........       0           0               43,278           306,722    74,000      103,600
Henrik Smith-Petersen...       0           0               37,362            92,638   113,334       46,666

--------
(1) Calculated on the basis of $3.50 per share, the closing price of our common stock on the Nasdaq Stock Market on December 29, 2000, less the exercise price payable for such shares, multiplied by the number of shares underlying the option.

Employment Agreements

  In January 1998, we entered into an employment agreement with Eric D. Stonestrom, our president and chief executive officer. Mr. Stonestrom's annual compensation was set at an annual base salary of $180,000, with a bonus based on achieving gross profit objectives. Mr. Stonestrom was also granted stock options to purchase 333,333 shares of common stock that were exercised in February 1998. In May 1998, we entered into another employment agreement with Mr. Stonestrom. Pursuant to this agreement, Mr. Stonestrom's annual base salary was increased to $210,000 and he received additional options to purchase 166,667 shares of common stock that were exercised in May 1998. The agreement with Mr. Stonestrom further provides certain tax equalization payments of $50,000 annually. Mr. Stonestrom is also entitled to receive six months of severance payments if his employment is terminated involuntarily. In May 1999, Mr. Stonestrom's annual base salary was increased to $222,000 and in October 1999 he received additional options to purchase 66,667 shares of common stock. In April, 2000 Mr. Stonestrom's annual base salary was increased to $250,000 and in November 2000, he received additional options to purchase 100,000 shares of common stock. In April 2000, Mr. Stonestom's salary was increased to $300,000. In February 2001, Mr. Stonestrom received additional options to purchase 150,000 shares of common stock. In April 2001, Mr. Stonestrom's salary was increased to $300,000. Depending on Airspan achieving certain revenue milestones and operating loss targets, Mr. Stonestrom is eligible under the 2001 Staff Incentive Scheme to receive a bonus in the amount of 60% of his base compensation.

  In April 1999, we entered into an employment agreement with Jonathan Paget, our executive vice president, and chief operating officer. Mr. Paget's annual compensation was set at an annual base salary of $194,088, with options to purchase 60,000 shares of common stock. In October 1999, Mr. Paget received additional options to purchase 62,667 shares of common stock. In June 2000, Mr. Paget received additional options to purchase 127,333 shares of common stock. In November 2000, Mr. Paget received additional options to purchase 100,000 shares of common stock. In February 2001, Mr. Paget received additional options to purchase 60,000 shares of common stock. In April 2001, Mr. Paget's salary was increased to $212,874. Depending on Airspan achieving certain revenue milestones and operating loss targets, Mr. Paget is eligible under the 2001 Staff Incentive Scheme to receive a bonus in the amount of 50% of his base compensation.

  In January 1998, we entered into an employment agreement with Ian Cooper, our vice president, engineering. Mr. Cooper's annual compensation was set at an annual base salary of $134,722. In addition to the base salary Mr. Cooper was granted options to purchase 50,000 shares of common stock. In October 1998, we entered into another employment agreement with Mr. Cooper where he was named vice president, engineering. Pursuant to this agreement, Mr. Cooper's annual base salary was increased to $164,448 and he received options to purchase 16,667 shares of common stock. In October 1999, Mr. Cooper received options to purchase 25,000 shares of common stock, and in March 2000, Mr. Cooper received options to purchase 10,000 shares of common stock. In June 2000, Mr. Cooper received additional options to purchase 38,333 shares of common stock. In February 2001, Mr. Cooper received additional options to purchase 30,000 shares of common stock plus an additional 30,000 shares of common stock on deliverance of specified projects. In April 2001, Mr. Cooper's salary was increased to $173,437. Depending on Airspan achieving certain revenue milestones and operating loss targets, Mr. Cooper is eligible under the 2001 Staff Incentive Scheme to receive a bonus in the amount of 40% of his base salary.

  In January 1998, we entered into an employment agreement with Henrik Smith-Petersen, our Executive Vice President, Asia Pacific. Mr. Smith-Petersen's annual compensation was set an annual base salary of $115,843 plus commission. In addition to the base salary Mr. Smith-Petersen was granted options to purchase 50,000 shares of common stock. In October 1998, Mr. Smith-Petersen's salary was increased to $149,053 plus commission. In February 1999 Mr. Smith-Petersen's salary was increased to $152,959 plus commission. In October 1999, Mr. Smith-Petersen received options to purchase 6,667 shares in common stock. In March 2000, we entered into another employment agreement with Mr. Smith-Petersen where his salary was increased to $171,195 plus commission. In addition Mr. Smith-Petersen received options to purchase 36,667 shares in common stock. In June 2000, Mr. Smith-Petersen received additional options to purchase 36,666 shares in common stock. In February 2001, Mr. Smith-Petersen received additional options to purchase 175,000 shares in common stock. In April 2001, Mr. Smith-Petersen's salary was increased to $193,887 plus commission.

  In June 2000, we entered into an employment agreement with Matthew J. Desch, the chairman of our board of directors. Mr. Desch's annual compensation consists of a base salary of $275,000 per year. We have also agreed to reimburse Mr. Desch for certain costs in connection with moving and living expenses. In addition, Mr. Desch will receive options to purchase 600,000 shares of common stock with an exercise price of $15.00, our initial public offering price. In July 2000, Mr. Desch received additional options to purchase 600,000 shares of common stock and in November 2000, he received additional options to purchase 300,000 shares of commons stock. Mr. Desch will be eligible to participate in. Depending on Airspan achieving certain revenue milestones and operating loss targets, Mr. Desch is eligible under the 2001 Staff Incentive Scheme to receive a bonus in the amount of 60% of his base salary.

  In March 2001, we entered into an employment agreement with Peter Aronstam, the Senior Vice President and Chief Financial Officer (CFO). Mr. Aronstam's annual compensation consists of a base salary of $260,000 per year. In addition Mr. Aronstam received options to purchase 325,000 shares of common stock. Depending on Airspan achieving certain revenue milestones and operating loss targets, Mr. Aronstam is eligible under the 2001 Staff Incentive Scheme to receive a bonus in the amount of 50% of his base salary.

                             AIRSPAN NETWORKS INC.

                        REPORT OF THE AUDIT COMMITTEE/1/

  The Audit Committee of the Board of Directors is composed of three directors who are independent directors as defined under the rules of the Nasdaq Stock Market. The Audit Committee operates under a written charter adopted by the Board of Directors, that is included as Annex A to this proxy statement.

  The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management is responsible for the Company's financial statements and the financial reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent auditors the Company's audited financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

  The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from the Company and its management including the matters in the written disclosures provided to the Audit Committee as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and considered the compatibilities of non-audit services with the auditors' independence.

  The Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Committee met with the Company's independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

  Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal 2000, for filing with the Securities and Exchange Commission.

  The Audit Committee and the Board have also recommended the selection of the Company's independent auditors for the year ending December 31, 2001.

                                          Audit Committee Members in 2000

                                          David Twyver
                                          Ovid Santoro
                                          Bandel Carano/2/
                                          H. Berry Cash

--------
/1/The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of Airspan under the Securities Act of 1933, as amended (the "1933 Act"), or the 1934 Act.

/2/Mr. Carano resigned from the Airspan's board of directors on February 7, 2001 and has been replaced on the Audit Committee by H. Berry Cash.

                   REPORT OF THE AIRSPAN NETWORKS INC. BOARD
                      OF DIRECTORS COMPENSATION COMMITTEE

  Airspan's employee compensation policy is to offer a package including a competitive salary, an incentive bonus based upon individual performance goals, competitive benefits, and an attractive workplace environment. The Company also encourages broad-based employee ownership of Airspan stock through a stock option program in which most employees are eligible to participate.

  The Compensation Committee of the Board of Directors (comprised entirely of non-employee directors) reviews and approves individual officer salaries, bonuses, and stock option grants. The Committee also reviews guidelines and proposals for compensation, bonus, and stock option grants for non-officer employees.

  The Company's compensation policy for officers is similar to that for other employees, and is designed to promote excellent performance and attainment of corporate and personal goals. The Compensation Committee annually reviews and approves the compensation of each of Airspan's named executive officers. Bonuses are tied to corporate revenue and profit goals established by the Compensation Committee as an incentive for superior corporate performance. The Compensation Committee believes that the compensation paid to Mr. Stonestrom as President and Chief Executive Officer, set at $300,000 for 2001 is reasonable compared to the compensation paid to Chief Executive Officers of public companies that compete in the same area of business as the Company.

                                          Members of the Compensation
                                           Committee in 2000


                                          Thomas S. Huseby
                                          H. Berry Cash

                               PERFORMANCE GRAPH

  The following graph depicts the Company's stock price performance from July 19, 2000 (the date on which quotations for the Common Stock first appeared on the NASDAQ National Market) through March 30, 2001, relative to the performance of the NASDAQ Stock Market (U.S. Companies), and the NASDAQ Telecommunications Index (published by NASDAQ) for the same period. All indices shown in the graph have been reset to a base of 100 as of July 19, 2000, and assume an investment of $100 on that date and the reinvestment of dividends paid since that date.

                              [PERFORMANCE GRAPH]

                     20-Jul-00   31-Jul-00   31-Aug-00   29-Sep-00   31-Oct-00
                     ---------   ---------   ---------   ---------   ---------
Airspan               100.00       70.02       55.16       35.99       17.12
Nasdaq Composite      100.00       90.02      100.52       87.77       80.53
Nasdaq Telecom        100.00       86.18       89.42       78.50       67.12

                     30-Nov-00   29-Dec-00   31-Jan-01   28-Feb-01   30-Mar-01
                     ---------   ---------   ---------   ---------   ---------
Airspan                 9.98       10.95       15.84        9.58        7.04
Nasdaq Composite       62.08       59.04       66.26       51.42       43.98
Nasdaq Telecom         49.83       49.84       59.77       42.42       35.28

Section 16(a) Beneficial Ownership Reporting Compliance

  In 2000, to the knowledge of the Company, no executive officer, director of affiliate of the Company was late on making filings required by Section (a) of the Securities Exchange Act of 1934.

                APPROVAL OF AMENDMENT TO 1998 STOCK OPTION PLAN
                                 (Proposal #2)

  On May 25, 2000, the shareholders approved an amendment to the Company's 1998 Stock Option and Restricted Stock Plan (the "1998 Plan") authorizing the issuance of 4,591,666 options to employees and directors of the Company. On March 22, 2001, the board of directors of the Company approved an amendment to the 1998 Plan increasing the number of options available to 6,091,666, subject to approval of the shareholders at the 2001 Annual Meeting. The shareholders are being requested at the Annual Meeting to approve an amendment to the 1998 Plan which increases by 1,500,000 shares the number of shares that maybe issued under the 1998 Plan (to 6,091,666). The purpose of the 1998 Plan is to promote Company success by aligning employee financial interests with long-term shareholder value. Since 4,564,480 of the 4,591,666 options authorized under the 1998 Plan have been granted and not cancelled, the Board of Directors believes that an increase in the number of shares available for issuance is necessary in order to achieve the purpose of the 1998 Plan.

  If approved, Section 4 of the 1998 Plan would be amended to provide for the reservation of six million ninety one thousand, six hundred and sixty six (6,091,666) options ("Options" is defined in the 1998 Plan). A copy of the 1998 Plan as proposed to be amended is attached as Annex B to this proxy statement.

Summary of 1998 Plan

  A general description of some of the basic features of the 1998 Plan is presented below, but such description is qualified in its entirety by reference to the full text of the 1998 Plan, attached as Annex B.

  Term. Incentive stock options may be granted pursuant to the 1998 Plan during a period of ten (10) years from the date the 1998 Plan was adopted by the Board of Directors (until February 1, 2008), and nonqualified stock options may be granted until the 1998 Plan is discontinued or terminated by the Board of Directors.

  Eligibility. All employees of the Company or any subsidiary are eligible to receive incentive stock options pursuant to the 1998 Plan (approximately 270 participants). All employees, officers and directors of the Company or any subsidiary are eligible to receive nonqualified stock options.

  Options. When an option is granted under the 1998 Plan, the Compensation Committee acting as the Administrator of the 1998 Plan, at its discretion, specifies the option price and the number of shares of Common Stock which may be purchased upon exercise of the option. The exercise price of an incentive stock option set by the Administrator may not be less than 100% of the fair market value of the Company's Common Stock, as that term is defined in the 1998 Plan. Unless otherwise determined by the Administrator, the exercise price of a nonqualified stock option will be 100% of the fair market value on the date of grant; provided, however, that the exercise price may not be less than 85% of the fair market value on the date of grant under any circumstances. The closing price of the Company's Common Stock as reported on the Nasdaq Stock Market was $2.28 on April 11, 2001. The period during which an option may be exercised, and whether the option will be exercisable immediately, in stages, or otherwise is set by the Administrator. Generally, an incentive stock option may not be exercisable more than ten (10) years from the date of grant. Optionees may pay for shares upon exercise of options with cash, certified check or Common Stock of the Company valued at the stock's then "fair market value" as defined in the 1998 Plan. Each option granted under the 1998 Plan is generally nontransferable during the lifetime of the optionee; however, the Administrator may, in its sole discretion, permit the transfer of a nonqualified stock option to immediate family members or to certain family trusts or family partnerships.

  Generally, under the form of option agreement which the Administrator is currently using for options granted under the 1998 Plan, if the optionee's affiliation with the Company terminates before expiration of the option for reasons other than death or disability, the optionee has a right to exercise the option for three months after termination of such affiliation or until the option's original expiration date, whichever is earlier. If the termination is because of death or disability, the option typically is exercisable until its original stated expiration or until the 12-month anniversary of the optionee's death or disability, whichever is earlier. The Administrator may impose additional or alternative conditions and restrictions on the incentive or nonqualified stock options granted under the 1998 Plan; however, each incentive option must contain such limitations and restrictions upon its exercise as are necessary to ensure that the option will be an incentive stock option as defined under the Internal Revenue Code.

  United State Income Tax Consequences of the 1998 Plan. Under present law, an optionee will not realize any taxable income on the date a nonqualified stock option is granted to the optionee pursuant to the 1998 Plan.

Upon exercise of the nonqualified stock option, however, the optionee will realize, in the year of exercise, ordinary income to the extent of the difference between the option price and the fair market value of the Company's Common Stock on the date of exercise. Upon the sale of the shares, any resulting gain or loss will be treated as capital gain or loss. The Company will be entitled to a tax deduction in its fiscal year in which nonqualified stock options are exercised, equal to the amount of compensation required to be included as ordinary income by those optionees exercising such options.

  Incentive stock options granted pursuant to the 1998 Plan are intended to qualify for favorable tax treatment to the optionee under Code Section 422. Under Code Section 422, an employee realizes no taxable income when the incentive stock option is granted. If the employee has been an employee of the Company or any subsidiary at all times from the date of grant until three months before the date of exercise, the employee will realize no taxable income when the option is exercised. If the employee does not dispose of shares acquired upon exercise for a period of two years from the granting of the incentive stock option and one year after receipt of the shares, the employee may sell the shares and report any gain as capital gain. The Company will not be entitled to a tax deduction in connection with either the grant or exercise of an incentive stock option. If the employee should dispose of the shares prior to the expiration of the two-year or one-year periods described above, the employee will be deemed to have received compensation taxable as ordinary income in the year of the early sale in an amount equal to the lesser of (i) the difference between the fair market value of the Company's Common Stock on the date of exercise and the option price of the shares, or (ii) the difference between the sale price of the shares and the option price of shares. In the event of such an early sale, the Company will be entitled to a tax deduction equal to the amount recognized by the employee as ordinary income. The foregoing discussion ignores the impact of the alternative minimum tax, which may particularly be applicable to the year in which an incentive stock option is exercised.

  Plan Benefits. Future grants of stock options are subject to the discretion of the Compensation Committee. Therefore, the future benefits under the 1998 Plan cannot be determined at this time.

  As of March 23, 2001, 4,564,480 options have been granted, net of cancellations, pursuant to the 1998 Plan.

  Vote Required. The affirmative vote of holders of a majority of the shares of common stock represented at the meeting is required to approve the amendment to the 1998 Plan. The Board of Directors recommends a vote for the proposal.

                               VOTING TABULATION

  Vote Required. Under the Washington Business Corporation Act, each of the Proposals requires a plurality of the votes represented in person or by proxy at the meeting. The Company's transfer agent, Mellon Investor Services LLC, will tabulate votes cast by proxy or in person at the meeting.

  Effect of an Abstention and Broker Non-Votes. A shareholder who abstains from voting on any or all proposals will be included in the number of shareholders present at the meeting for the purpose of determining the presence of a quorum. Abstentions will not be counted either in favor of or against the election of the nominees or other proposals. Under the rules of the National Association of Securities Dealers, brokers holding stock for the accounts of their clients who have not been given specific voting instructions as to a matter by their clients may vote their clients' proxies in their own discretion.

                         INDEPENDENT PUBLIC ACCOUNTANT

  Ernst & Young LLP has served as independent auditors for the Company since 1998. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

                           2001 SHAREHOLDER PROPOSALS

  Proposals of shareholders intended to be presented at the annual meeting in 2002 must be submitted to the Company in appropriate written form on or before February 19, 2002 to be included in the Company's proxy statement and related proxy for the 2002 meeting.

                                 OTHER BUSINESS

  Management is not aware of any matters to be presented for action at the Annual Meeting, except matters discussed in the Proxy Statement. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

                         ANNUAL REPORT TO SHAREHOLDERS

  A copy of the Company's Annual Report on Form 10-K, for the fiscal year ended December 31, 2000 accompanies this Notice of Annual Meeting and Proxy Statement.

                                          By Order of the Board of Directors

                                          /s/ C. Kent Carlson

                                          C. Kent Carlson
                                          Secretary

April 13, 2001

                                                                         ANNEX A

                             AIRSPAN NETWORKS INC.

                            AUDIT COMMITTEE CHARTER

Organization

  There shall be a committee of the board of directors to be known as the audit committee. The audit committee shall be composed of directors who are independent of the management of the Company and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgement as committee members.

Statement of Policy

  The audit committee shall provide assistance to the directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the company, and the quality and integrity of financial reports of the company. In so doing, it is the responsibility of the audit committee to maintain free and open communication between the directors, the independent auditors, and the financial management of the Company.

Responsibilities

  In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

  In carrying out these responsibilities, the audit committee will:

  . Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the Company and its divisions and subsidiaries.

  . Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, the adequacy of the independent auditor's compensation, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

  . Review with the independent auditors, the Company's internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the company, and elicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable.

  . Periodically review Company policy statements to determine their adherence to the code of conduct.

  . Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders.

  . Review with financial management and the independent auditors the results of their timely analysis of significant financial reporting issues and practices, including changes in, or adoptions of, accounting principles and disclosure practices.

  . Provide sufficient opportunity for the internal and independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the company's financial, accounting, and auditing personnel, and the co-operation that the independent auditors received during the course of audit.

  . Review accounting and financial human resources and succession planning within the Company.

  .  Report the results of the annual audit to the board of directors.

  . Review the nature and scope of other professional services provided to the company by the independent auditors and consider the relationship to the auditors' independence.

  . Submit the minutes of all meetings of the audit committee to the board of directors.

  . Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgement, that is appropriate.

  Conduct quarterly meetings with management and the auditors to review operating results and financial reporting issues.

                                                                         ANNEX B

                             AIRSPAN NETWORKS INC.

                  1998 STOCK OPTION AND RESTRICTED STOCK PLAN

  Section 1. Purpose. The purpose of the Airspan Networks Inc. 1998 Stock Option and Restricted Stock Plan (the "Plan") is to promote the interests of Airspan Networks Inc., a Washington corporation (the "Company"), and any Subsidiary thereof and the interests of the Company's stockholders by providing an opportunity to selected employees, officers and directors of the Company or any Subsidiary thereof as of the date of the adoption of the Plan or at any time thereafter to purchase Common Stock of the Company. By encouraging such stock ownership, the Company seeks to attract, retain and motivate such employees and persons and to encourage such employees and persons to devote their best efforts to the business and financial success of the Company. It is intended that this purpose will be effected by the granting of "non-qualified stock options" and/or "incentive stock options" to acquire the Common Stock of the Company and/or by the granting of Common Stock or rights to purchase the Common Stock of the Company on a "restricted stock" basis. Under the Plan, the Committee shall have the authority (in its sole discretion) to grant "incentive stock options" within the meaning of Section 422(b) of the Code, "non-qualified stock options" as described in Treasury Regulation Section 1.83-7 or any successor regulation thereto, or "restricted stock" awards.

  Section 2. Definitions. For purposes of the Plan, the following terms used herein shall have the following meanings, unless a different meaning is clearly required by the context.

  2.1. "Award" shall mean an award of Common Stock or the right to purchase Common Stock granted under the provisions of Section 7 of the Plan.

  2.2. "Board of Directors" shall mean the Board of Directors of the Company.

  2.3. "Code" shall mean the Internal Revenue Code of 1986, as amended.

  2.4. "Committee" shall mean the committee of the Board of Directors referred to in Section 5 hereof.

  2.5. "Common Stock" shall mean the Common Stock, $.0003 par value, of the Company.

  2.6. "Employee" shall mean (i) with respect to an ISO, any person, including an officer or director of the Company, who, at the time an ISO is granted to such person hereunder, is employed on a full-time basis by the Company or any Subsidiary of the Company, and (ii) with respect to a Non-Qualified Option and/or an Award, any person employed by, or performing services for, the Company or any Subsidiary of the Company, including, without limitation, directors and officers.

  2.7. "ISO" shall mean an Option granted to a Participant pursuant to the Plan that constitutes and shall be treated as an "incentive stock option" as defined in Section 422(b) of the Code.

  2.8. "Non-Qualified Option" shall mean an Option granted to a Participant pursuant to the Plan that is intended to be, and qualifies as, a "non-qualified stock option" as described in Treasury Regulation Section 1.83-7 or any successor regulation thereto and that shall not constitute nor be treated as an ISO.

  2.9. "Option" shall mean any ISO or Non-Qualified Option granted to an Employee pursuant to the Plan.

  2.10. "Participant" shall mean any Employee to whom an Award and/or an Option is granted under the Plan.

  2.11. "Parent of the Company" shall have the meaning set forth in Section 424(e) of the Code.

  2.12. "Subsidiary of the Company" shall have the meaning set forth in Section 424(f) of the Code.

  Section 3. Eligibility. Awards and/or Options may be granted to any Employee. The Committee shall have the sole authority to select the persons to whom Awards and/or Options are to be granted hereunder, and to determine whether a person is to be granted a Non-Qualified Option, an ISO or an Award or any combination thereof. No person shall have any right to participate in the Plan. Any person selected by the Committee for participation during any one period will not by virtue of such participation have the right to be selected as a Participant for any other period. On and after the time that the Company becomes subject to Code Section 162(m), no Participant shall be granted Options and/or Awards under the Plan with respect to more than 1,000,000 shares of Common Stock in any calendar year (subject to adjustment as provided in Section 8 hereof).

  Section 4. Common Stock Subject to the Plan.

  4.1. Number of Shares. The total number of shares of Common Stock for which Options and/or Awards may be granted under the Plan (as well as the total number of ISOs that may be granted hereunder) shall not exceed in the six million ninety one thousand six hundred and sixty six (6,091,666) options shares of Common Stock (subject to adjustment as provided in Section 8 hereof).

  4.2. Reissuance. The shares of Common Stock that may be subject to Options and/or Awards granted under the Plan may be either authorized and unissued shares or shares reacquired at any time and now or hereafter held as treasury stock as the Board of Directors may determine. In the event that any outstanding Option expires or is terminated for any reason, the shares allocable to the unexercised portion of such Option may again be subject to an Option and/or Award granted under the Plan. If any shares of Common Stock acquired pursuant to an Award or the exercise of an Option shall be forfeited or repurchased by the Company, then such shares shall again become available for issuance pursuant to the Plan.

  4.3. Special ISO Limitations.

    (a) To the extent that the aggregate fair market value (determined as of the date an ISO is granted) of the shares of Common Stock with respect to which ISOs are exercisable for the first time by an Employee during any calendar year (under all Incentive Stock Option Plans of the Company or any Parent or Subsidiary of the Company) exceeds $100,000, then the excess thereof shall be treated as a Non-Qualified Option and not as an ISO. This rule shall be applied by taking Options into account in the order in which they are granted.

    (b) No ISO shall be granted to an Employee who, at the time the ISO is granted, owns (actually or constructively under the provisions of Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, unless the option price is at least 110% of the fair market value (determined as of the time the ISO is granted) of the shares of Common Stock subject to the ISO and the ISO by its terms is not exercisable more than five years from the date it is granted.

  4.4. Limitations Not Applicable to Non-Qualified Options or
Awards. Notwithstanding any other provision of the Plan, the provisions of Sections 4.3(a) and (b) shall not apply, nor shall be construed to apply, to any Non-Qualified Option or Award granted under the Plan.

  Section 5. Administration of the Plan.

  5.1. Administration. The Plan shall be administered by a committee of the Board of Directors (the "Committee") established by the Board of Directors and consisting of no less than two persons. From and after the time that any equity securities of the Company become registered or required to be registered under
Section 12 of the Securities Exchange Act of 1934 ("Exchange Act"), all members of the Committee shall be both "non-employee directors" within the meaning of Rule 16b-3 promulgated under the Exchange Act and

"outside directors" within the meaning of Code Section 162(m). The Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors.

  5.2. Grant of Options/Awards.

    (a) Options. The Committee shall have the sole authority and discretion under the Plan (i) to select the Employees who are to be granted Options hereunder; (ii) to designate whether any Option to be granted hereunder is to be an ISO or a Non-Qualified Option; (iii) to establish the number of shares of Common Stock that may be issued under each Option; (iv) to determine the time and the conditions subject to which Options may be exercised in whole or in part; (v) to determine the form of the consideration that may be used to purchase shares of Common Stock upon exercise of any Option (including the circumstances under which the Employee may pay all or part of the exercise price by entering into a promissory note with the Company, or circumstances under which the Company's issued and outstanding shares of Common Stock may be used by a Participant to exercise an Option); (vi) to impose restrictions and/or conditions with respect to shares of Common Stock acquired upon exercise of an Option; (vii) to determine the circumstances under which shares of Common Stock acquired upon exercise of any Option may be subject to repurchase by the Company; (viii) to determine the circumstances and conditions subject to which shares acquired upon exercise of an Option may be sold or otherwise transferred, including, without limitation, the circumstances and conditions subject to which a proposed sale of shares of Common Stock acquired upon exercise of an Option may be subject to the Company's right of first refusal (as well as the terms and conditions of any such right of first refusal); (ix) to establish a vesting provision for any Option relating to the time when (or the circumstances under which) the Option may be exercised by a Participant, including, without limitation, vesting provisions that may be contingent upon (A) the Company meeting specified financial goals, (B) a change of control of the Company or (C) the occurrence of other specified events; (x) to accelerate the time when outstanding Options may be exercised; and (xi) to establish any other terms, restrictions and/or conditions applicable to any Option not inconsistent with the provisions of the Plan.

    (b) Awards. The Committee shall have the sole authority and discretion under the Plan (i) to select the Employees who are to be granted Awards hereunder; (ii) to determine the amount, if any, to be paid by a Participant to acquire shares of Common Stock pursuant to an Award; (iii) to determine the time or times and the conditions subject to which Awards may be made; (iv) to determine the time or times and the conditions subject to which the shares of Common Stock subject to an Award are to become vested and no longer subject to forfeiture to and/or repurchase by the Company; (v) to establish transfer restrictions and the terms and conditions on which any such transfer restrictions with respect to shares of Common Stock acquired pursuant to an Award shall lapse; (vi) to establish vesting provisions with respect to any shares of Common Stock subject to an Award, including, without limitation, vesting provisions which may be contingent upon (A) the Company meeting specified financial goals, (B) a change of control of the Company or (C) the occurrence of other specified events; (vii) to determine the circumstances under which shares of Common Stock acquired pursuant to an Award may be subject to repurchase by the Company; (viii) to determine the circumstances and conditions subject to which any shares of Common Stock acquired pursuant to an Award may be sold or otherwise transferred, including, without limitation, the circumstances and conditions subject to which a proposed sale of shares of Common Stock acquired pursuant to an Award may be subject to the Company's right of first refusal (as well as the terms and conditions of any such right of first refusal); (ix) to determine the form of consideration that may be used to purchase shares of Common Stock pursuant to an Award (including the circumstances under which the Company's issued and outstanding shares of Common Stock may be used by a Participant to purchase the Common Stock subject to an Award); (x) to accelerate time at which any or all restrictions imposed with respect to any shares of Common Stock subject to an Award will lapse; and (xi) to establish any other terms, restrictions and/or conditions applicable to any Award not inconsistent with the provisions of the Plan.

  5.3. Interpretation. The Committee shall be authorized to interpret the Plan and may, from time to time, adopt such rules and regulations, not inconsistent with the provisions of the Plan, as it may deem advisable to carry out the purposes of the Plan.

  5.4. Finality. The interpretation and construction by the Committee of any provision of the Plan, any Option and/or Award granted hereunder or any agreement evidencing any such Option and/or Award shall be final and conclusive upon all parties.

  5.5. Voting. Members of the Committee may vote on any matter affecting the administration of the Plan or the granting of Options and/or Awards under the Plan.

  5.6. Expenses, Etc. All expenses and liabilities incurred by the Committee in the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants or other persons in connection with the administration of the Plan. The Company, and its officers and directors, shall be entitled to rely upon the advice, opinions or valuations of any such persons.

  5.7. Indemnification. Neither the members of the Board of Directors nor any member of the Committee shall be liable for any act, omission, or determination taken or made in good faith with respect to the Plan or any Options or Awards granted under it, and members of the Board of Directors and the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage, or expense (including attorneys' fees, the costs of settling any suit, provided such settlement is approved by independent legal counsel selected by the Company, and amounts paid in satisfaction of a judgment, except a judgment based on a finding of bad faith) arising therefrom to the full extent permitted by law.

  Section 6. Terms and Conditions of Options.

  6.1. ISOs. The terms and conditions of each ISO granted under the Plan shall be specified by the Committee and shall be set forth in an ISO agreement between the Company and the Participant in such form as the Committee shall approve. The terms and conditions of each ISO shall be such that each ISO issued hereunder shall constitute and shall be treated as an "incentive stock option" as defined in Section 422(b) of the Code. The terms and conditions of any ISO granted hereunder need not be identical to those of any other ISO granted hereunder.

  The terms and conditions of each ISO shall include the following:

    (a) The option price shall be fixed by the Committee but shall in no event be less than 100% (or 110% in the case of an Employee referred to in Section 4.3(b) hereof) of the fair market value of the shares of Common Stock subject to the ISO on the date the ISO is granted. For purposes of the Plan, the fair market value per share of Common Stock as of any day shall mean the average of the closing prices of sales of shares of Common Stock on all national securities exchanges on which the Common Stock may at the time be listed or, if there shall have been no sales on any such day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day the Common Stock shall not be so listed, the average of the representative bid and asked prices quoted in the NASDAQ system as of 3:30 p.m., New York time, on such day, or, if on any day the Common Stock shall not be quoted in the NASDAQ system, the average of the high and low bid and asked prices on such day in the over-the-counter market as reported by National Quotation Bureau Incorporated, or any similar successor organization. If at any time the Common Stock is not listed on any national securities exchange or quoted in the NASDAQ system or the over-the-counter market, the fair market value of the shares of Common Stock subject to an Option on the date the ISO is granted shall be the fair market value thereof determined in good faith by the Board of Directors. The fair market value of Common Stock subject to an ISO shall be determined without regard to any restriction other than a restriction which, by its terms, will never lapse.

    (b) ISOs, by their terms, shall not be transferable otherwise than by will or the laws of descent and distribution, and, during an Optionee's lifetime, an ISO shall be exercisable only by the Optionee.

    (c) All ISOs must be granted within 10 years of the earlier of the date the Plan is adopted or the date the Plan is approved by the shareholders of the Company. The Committee shall fix the term of all ISOs granted pursuant to the Plan (including the date on which such ISO shall expire and terminate), provided, however, that such term shall in no event exceed ten years from the date on which such ISO is granted (or, in the case of an ISO granted to an Employee referred to in Section 4.3(b) hereof, such term shall in no event exceed five years from the date on which such ISO is granted). Each ISO shall be exercisable in such amount or amounts, under such conditions and at such times or intervals or in such installments as shall be determined by the Committee in its sole discretion.

    (d) To the extent that the Company or any Parent or Subsidiary of the Company is required to withhold any Federal, state or local taxes in respect of any compensation income realized by any Participant as a result of any "disqualifying disposition" of any shares of Common Stock acquired upon exercise of an ISO granted hereunder, the Company shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld or, if such payments are insufficient to satisfy such Federal, state or local taxes, such Participant will be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Board of Directors in its sole discretion.

    (e) In the sole discretion of the Committee the terms and conditions of any ISO may (but need not) include any of the following provisions:

      (i) In the event a Participant shall cease to be employed by the Company or any Parent or Subsidiary of the Company on a full-time basis for any reason other than as a result of his death or "disability" (within the meaning of Section 22(e)(3) of the Code), the unexercised portion of any ISO held by such Participant at that time may only be exercised within three (3) months after the date on which the Participant ceased to be so employed, and only to the extent that the Participant could have otherwise exercised such ISO as of the date on which he ceased to be so employed.

      (ii) In the event a Participant shall cease to be employed by the Company or any Parent or Subsidiary of the Company on a full-time basis by reason of his "disability" (within the meaning of Section 22(e)(3) of the Code), the unexercised portion of any ISO held by such Participant at that time may only be exercised within one year after the date on which the Participant ceased to be so employed, and only to the extent that the Participant could have otherwise exercised such ISO as of the date on which he ceased to be so employed.

      (iii) In the event a Participant shall die while in the full-time employ of the Company or a Parent or Subsidiary of the Company (or within a period of three (3) months after ceasing to be an Employee for any reason other than his "disability" or within a period of one year after ceasing to be an Employee by reason of such "disability"), the unexercised portion of any ISO held by such Participant at the time of his death may only be exercised within one year after the date of such Participant's death, and only to the extent that the Participant could have otherwise exercised such ISO at the time of his death. In such event, such ISO may be exercised by the executor or administrator of the Participant's estate or by any person or persons who shall have acquired the ISO directly from the Participant by bequest or inheritance.

    (f) No Option granted hereunder shall qualify as an ISO unless the Plan is approved by the shareholders of the Company within 12 months before or after the date the Plan is adopted by the Board of Directors.

  6.2. Non-Qualified Options. The terms and conditions of each Non-Qualified Option granted under the Plan shall be specified by the Committee, in its sole discretion, and shall be set forth in a written option agreement between the Company and the Participant in such form as the Committee shall approve. The terms and conditions of each Non-Qualified Option will be such (and each Non-Qualified Option Agreement shall expressly so state) that each Non-Qualified Option issued hereunder shall not constitute nor be treated as an "incentive stock option" as defined in Section 422(b) of the Code but will be a "non-qualified stock option" for Federal, state and local income tax purposes. The terms and conditions of any Non-Qualified Option granted hereunder need not be identical to those of any other Non-Qualified Option granted hereunder.

  The terms and conditions of each Non-Qualified Option Agreement shall include the following:

    (a) The option (exercise) price shall be fixed by the Committee and may be equal to, more than or less than 100% of the fair market value of the shares of Common Stock subject to the Non-Qualified Option on the date such Non-Qualified Option is granted, provided, however, that the option (exercise) price shall not be less than the par value of such shares of Common Stock.

    (b) The Committee shall fix the term of all Non-Qualified Options granted pursuant to the Plan (including the date on which such Non-Qualified Option shall expire and terminate). Each Non-Qualified Option shall be exercisable in such amount or amounts, under such conditions (including provisions governing the rights to exercise such Non-Qualified Option), and at such times or intervals or in such installments as shall be determined by the Committee in its sole discretion.

    (c) Except as otherwise provided in an individual Option Agreement, Non-Qualified Options shall not be transferable otherwise than by will or the laws of descent and distribution, or a domestic relations order, and during a Participant's lifetime a Non-Qualified Option shall be exercisable only by the Participant or an alternate payee under a domestic relations order.

    (d) To the extent that the Company is required to withhold any Federal, state or local taxes in respect of any compensation income realized by any Participant in respect of a Non-Qualified Option granted hereunder or in respect of any shares of Common Stock acquired upon exercise of a Non-Qualified Option, the Company shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld or, if such payments are insufficient to satisfy such Federal, state or local taxes, or if no such payments are due or to become due to such Participant, then, such Participant will be required to pay to the Company, or make other arrangements satisfactory to the Company (including, with prior Committee approval, use of a promissory note in favor of the Company) regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Board of Directors in its sole discretion.

  Section 7. Terms and Conditions of Awards. The terms and conditions of each Award granted under the Plan shall be specified by the Committee, in its sole discretion, and shall be set forth in a written agreement between the Participant and the Company, in such form as the Committee shall approve. The terms and provisions of any Award granted hereunder need not be identical to those of any other Award granted hereunder.

  The terms and conditions of each Award shall include the following:

    (a) The amount, if any, to be paid by a Participant to acquire the shares of Common Stock pursuant to an Award shall be fixed by the Board of Directors (or the Committee).

    (b) Each Award shall contain such vesting provisions, such transfer restrictions and such other restrictions and conditions as the Committee, in its sole discretion, may determine, including, without limitation, the circumstances under which the Company shall have the right and option to repurchase shares of Common Stock acquired pursuant to an Award.

    (c) Stock certificates representing Common Stock acquired pursuant to an Award shall bear a legend referring to the restrictions imposed on such Stock and such other matters as the Committee may determine.

    (d) To the extent that the Company is required to withhold any Federal, state or local taxes in respect of any compensation income realized by the Participant in respect of an Award granted hereunder, or in respect of any shares acquired pursuant to an Award, or in respect of the vesting of any such shares of Common Stock, then the Company shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld or, if such payments are insufficient to satisfy such Federal, state or local taxes, or if no such payments are due or to become due to such Participant, then, such Participant will be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Committee in its sole discretion.

  Section 8. Adjustments. In the event that, after the adoption of the Plan by the Board of Directors, the outstanding shares of the Company's Common Stock shall be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation through reorganization, merger or consolidation, recapitalization, reclassification, stock split, split-up, combination or exchange of shares or declaration of any dividends payable in Common Stock, the Board of Directors shall appropriately adjust (i) the number of shares of Common Stock (and the option price per share) subject to the unexercised portion of any outstanding Option (to the nearest possible full share), provided, however, that the limitations of Section 424 of the Code shall apply with respect to adjustments made to ISOs; (ii) the number of shares of Common Stock to be acquired pursuant to an Award which have not become vested, and
(iii) the number of shares of Common Stock for which Options and/or Awards may be granted under the Plan, as set forth in Section 4.1 hereof, and such adjustments shall be effective and binding for all purposes of the Plan.

  Section 9. Effect of the Plan on Employment Relationship. Neither the Plan nor any Option and/or Award granted hereunder to a Participant shall be construed as conferring upon such Participant any right to continue in the employ of (or otherwise provide services to) the Company or any Subsidiary or Parent thereof, or limit in any respect the right of the Company or any Subsidiary or Parent thereof to terminate such Participant's employment or other relationship with the Company or any Subsidiary or Parent, as the case may be, at any time.

  Section 10. Amendment of the Plan. The Committee or Board of Directors may amend or suspend the Plan or any portion thereof at any time, provided such amendment is made with stockholder approval if such approval is necessary to comply with any tax or regulatory requirement, including for these purposes any approval which is a requirement for ISO treatment or, if applicable once any equity securities of the Company become registered under Section 12 of the Exchange Act, for exemptive relief under Section 16(b) of the Exchange Act or which is a requirement for the performance-based compensation exception under Code Section 162(m). The Committee in its sole discretion may amend the Plan so as to conform with local rules and regulations subject to any provisions to the contrary specified herein.

  Section 11. Amendment of an Option or Award Agreement. In its sole and complete discretion, the Committee may at any time amend any Option or Award Agreement for the following reasons: (i) additions and/or changes to the Code, any federal or state securities law, or other law or regulations applicable to the Option or Award, are made, and such additions and/or changes have some effect on the Option or Award; or (ii) any other event not described in clause
(i) occurs and the Participant gives his or her consent to such amendment, provided however, except for capital adjustments described in Section 8, the Committee may not reduce the exercise price of an Option or Award.

  Section 12. Exemption from Computation of Compensation for Other Purposes. By acceptance of an applicable Option or Award, subject to the conditions of such Option or Award, each Participant shall be considered in agreement that all shares sold or awarded and all Options granted under this Plan shall be considered special incentive compensation and will be exempt from inclusion as "wages" or "salary" in pension, retirement, life insurance, and other employee benefits arrangements of the Company, except as determined otherwise by the Company. In addition, each beneficiary of a deceased Participant shall be in agreement that all such Options and Awards will be exempt from inclusion in "wages" or "salary" for purposes of calculating benefits of any life insurance coverage sponsored by the Company.

  Section 13. Listing, Registration and Other Legal Compliance. No Options, Awards or shares of the Common Stock shall be required to be issued or granted under the Plan unless legal counsel to the Company shall be satisfied that such issuance or grant will be in compliance with all applicable federal and state securities laws and regulations and any other applicable laws or regulations. The Committee may require, as a condition of any payment or share issuance, that certain agreements, undertakings, representations, certificates, and/or information, as the Committee may deem necessary or advisable, be executed or provided to the Company to assure compliance with all such applicable laws or regulations. Any certificates for shares of Common Stock delivered under the Plan may be subject to such stock-transfer orders and such other restrictions as the Committee may deem advisable under the rules, regulations, or other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities law. In addition, if, at any time specified herein (or in any Agreement or otherwise) for (a) the making of any Option or Award, or the making of any determination, (b) the issuance or other distribution of Common Stock, or (c) the payment of amounts to or through a Participant with respect to any Option or Award, any law, rule, regulation, or other requirement of any governmental authority or agency shall require the Company, any affiliate, or any Participant (or any estate, designated beneficiary, or other legal representative thereof) to take any action in connection with any such determination, any such shares to be issued or distributed, any such payment, or the making of any such determination, as the case may be, shall be deferred until such required action is taken.

  Section 14. Rights as Stockholder. Subject to the Award provisions, no Participant or beneficiary shall be deemed a stockholder of the Company nor have any rights as such with respect to any shares to be provided under the Plan until he or she has become the holder of such shares. Notwithstanding the aforementioned, with respect to restricted stock Awards under this Plan, the Participant or beneficiary of such Award shall be deemed the owner of such shares provided herein. As such, unless contrary to the provisions herein or in any such related Agreement, such stockholder shall be entitled to full voting, dividend and distribution rights as provided any other Company stockholder for as long as the Participant continues to be deemed the owner of such stock.

  Section 15. Construction of the Plan. The Plan, and its rules, rights, agreements and regulations, shall be governed, construed, interpreted and administered solely in accordance with the laws of the state of Delaware. In the event any provision of the Plan shall be held invalid, illegal or unenforceable, in whole or in part, for any reason, such determination shall not affect the validity, legality or enforceability of any remaining provision, portion of provision or the Plan overall, which shall remain in full force and effect as if the Plan had been absent the invalid, illegal or unenforceable provision or portion thereof.

  Section 16. Termination of the Plan. The Board of Directors may terminate the Plan at any time. Unless the Plan shall theretofore have been terminated by the Board of Directors, the Plan shall terminate ten years after the date of its initial adoption by the Board of Directors. No Option and/or Award may be granted hereunder after termination of the Plan. The termination or amendment of the Plan shall not alter or impair any rights or obligations under any Option and/or Award theretofore granted under the Plan.

  Section 17. Effective Date of the Plan. The Plan shall be effective as of May 15, 2001, the date on which the Plan, as amended, was adopted by the Shareholders of the Company.

                             AIRSPAN NETWORKS INC.

                                     PROXY

                  for Annual Meeting to be held May 15, 2001

     The undersigned hereby appoints Eric Stonestrom and Matthew Desch, and each of them, with full power of substitution, his or her Proxies to represent and vote, as designated below, all shares of voting stock of Airspan Networks Inc. registered in the name of the undersigned at the 2001 Annual Meeting of Shareholders of the Company to be held at the Company's headquarters, 13450 West Sunrise Boulevard, Suite 430, Sunrise, FL 33323, at 1:00 p.m., on Tuesday, May 15, 2001, and at any adjournment thereof. The undersigned hereby revokes all proxies previously granted with respect to such Annual Meeting.





--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

--------------------------------------------------------------------------------
                                                          Please mark    [X]
                                                          your votes as
                                                          indicated in
                                                          this example.

      The Board of Directors recommends that you vote "FOR" each proposal


                        FOR all nominees listed
                       below (except those whose        WITHHOLD AUTHORITY
                       names have been written on    to vote for all nominees
                             the line below)               listed below

1. Elect Directors.                [_]                          [_]

Nominees: Matthew J. Desch     Eric D. Stonestrom    David A. Twyver
          Thomas S. Huseby     Ovid Santoro          H. Berry Cash
          Guillermo Heredia

------------------------------------------------------------------------------

2. Proposal to ratify, confirm and approve an amendment to the Company's 1998 Stock Option Restricted Stock Plan to increase the number of shares reserved for grant thereunder from 4,591,666 to 6,091,666.

                     FOR          AGAINST          ABSTAIN

                     [_]            [_]              [_]


3. Other Matters. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL SPECIFICALLY IDENTIFIED ABOVE.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.



                                          _________
                                                   |
                                                   |
                                                   |
                                                   |


_______________________________  _____________________ Date: _____________, 2001
PLEASE DATE AND SIGN ABOVE exactly as name appears above, indicating where proper, official position or representative capacity. For stock held in joint tenancy, each joint owner should sign.

--------------------------------------------------------------------------------
                          .  FOLD AND DETACH HERE  .